EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-06741 and No. 333-109777)  on Form S-8 of WesBanco, Inc. of our report dated June 20, 2007, with respect to the statements of net assets available for benefits of the WesBanco, Inc. KSOP as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedules as of  and for the year ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of  the WesBanco, Inc. KSOP.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 20, 2007